AMERICAN AXLE & MANUFACTURING, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

AMENDED AND RESTATED PLAN DOCUMENT
EFFECTIVE JANUARY 1, 2007

TABLE OF CONTENTS

Page

ARTICLE I INTRODUCTION
1.1 Purpose of Plan
1.2 Purpose of Amendment
1.3 Top Hat Pension Benefit Plan
1.4 Funding
1.5 Effective Date

ARTICLE II DEFINITIONS
2.1 Actuarial Equivalent Value.
2.2 Average Monthly Base Salary
2.3 Average Monthly Incentive Compensation
2.4 Average Total Direct Compensation
2.5 Base Salary
2.6 Board of Directors
2.7 Cash Balance Plan
2.8 Code
2.9 Compensation Committee
2.10 Corporation
2.11 Credited Service
2.12 Disability or Disabled
2.13 Employee
2.14 Final Average Compensation
2.15 Frozen Benefit
2.16 Grandfathered Participant
2.17 Health Care Program
2.18 Joint and Survivor Annuity
2.19 Management Benefits Committee
2.20 Non-Grandfathered Participant
2.21 Participant
2.22 Salaried Savings Plan
2.23 Salaried Retirement Plan
2.24 Specified Employee
2.25 Spouse

ARTICLE III PARTICIPATION AND ELIGIBILITY
3.1 Participation
3.2 Eligibility for Retirement Benefits.
3.3 Eligibility for Pre-Retirement Surviving Spouse Benefits
3.4 Determination of Eligibility

ARTICLE IV BENEFITS
4.1 Current Benefit Formula
4.2 Prior Benefit Formula.
4.3 Time and Form of Payment of Benefits
4.4 Pre-Retirement Surviving Spouse Benefit

ARTICLE V ADMINISTRATION
5.1 Management Benefits Committee
5.2 Administrator
5.3 Compensation
5.4 Agent for Service of Process
5.5 Indemnification

ARTICLE VI CLAIMS PROCEDURE
6.1 Filing of Claim
6.2 Denial of Claim
6.3 Appeal.
6.4 Review of Appeal
6.5 Decision on Appeal

ARTICLE VII MISCELLANEOUS
7.1 No Contract of Employment
7.2 Non-Assignability of Benefits
7.3 Withholding
7.4 Amendment and Termination
7.5 No Fiduciary Relationship Created
7.6 Unsecured General Creditor Status of Employee
7.7 Severability
7.8 Governing Laws
7.9 Binding Effect
7.10 Number and Gender
7.11 Headings
7.12 Entire Agreement

i

ARTICLE I
INTRODUCTION

American Axle & Manufacturing, Inc. (the "Corporation") previously adopted and maintains the AMERICAN AXLE & MANUFACTURING, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM (the "Plan") for the purpose of providing supplemental retirement benefits to employees who are eligible under the terms and conditions of this Plan. The Plan is hereby amended and restated, effective January 1, 2007, as follows.

1.1	Purpose of Plan.

The purpose of the Plan is to provide certain eligible employees of the Corporation a level of retirement benefits that result in total benefits which are competitive with benefits available to retiring executives of other major industrial companies.

1.2	Purpose of Amendment.

The purpose of this Amendment is to, (i) freeze accrued benefits under the current Plan formula for all participants other than Grandfathered Participants  as  of  December 31, 2006, and (ii) to institute a new benefit formula for current, Non-Grandfathered, participants and future participants, effective January 1, 2007.

1.3	"Top Hat" Pension Benefit Plan.

The Plan is an "employee pension benefit plan" within the meaning of ERISA. However, the Plan is unfunded and maintained for a select group of management or highly compensated employees and, therefore, it is intended that the Plan will be exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan is not intended to qualify under Code Section 401(a).

1.4	Funding.

The Plan is unfunded. All benefits will be paid from the general assets of the Corporation, although assets may, but are not required to be placed in a grantor trust, of which the Corporation is the grantor, within the meaning of subpart E, Part I, subchapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly. Participants have no ownership, either actual or beneficial, in the assets of the trust so the trust shall not affect the unfunded status of the Plan.

1.5	Effective Date.

The Plan is effective March 1, 1994. The amended and restated Plan is effective as of January 1, 2007.

ARTICLE II
DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless their context clearly requires a different meaning:

2.1	Actuarial Equivalent Value.

“Actuarial Equivalent Value” means:

(a) In the case of a benefit payable pursuant to the Salaried Retirement Plan, a benefit of equal value when computed on the basis of the GAR Unisex mortality table and      interest rate assumption of 7.25%.

(b) In the case of a benefit payable pursuant to the Cash Balance Plan, the hypothetical value of the Participant’s Cash Balance Account; and

(c) In the case of a Frozen Benefit payable to a Non-Grandfathered Participant, pursuant to this Plan, a benefit of equal value when computed on the basis of GAR Unisex table and interest rate assumption of 7.25%.

2.2	Average Monthly Base Salary.

"Average Monthly Base Salary" means the monthly average of the Employee's Base Salary for the highest 60 of the 120 months immediately preceding the earlier of (i) his or her termination of employment, (ii) transfer to the hourly rolls, or (iii) in the case of a Non-Grandfathered Participant, December 31, 2006. For purposes of determining "Average Monthly Base Salary", the following provisions shall apply:

(a)
For any month for which the Employee received Base Salary at less than his or her full monthly Base Salary rate, his or her full monthly Base Salary rate last received preceding such month shall be used for such month.

(b)
For any month during which an Employee was on the hourly payroll and subsequent to which the Employee commenced service as a salaried Employee, his or her monthly Base Salary rate immediately following the commencement of such service as a salaried Employee shall be used for such month.

2.3	Average Monthly Incentive Compensation.

"Average Monthly Incentive Compensation" means the amount determined by dividing the total of the highest five of the last ten years of bonus awards by the Corporation to an Employee immediately preceding the earlier of (i) his or her termination of employment, (ii) transfer to the hourly rolls, or (iii) in the case of a Non-Grandfathered Participant, December 31, 2006, by 60. The bonus amount is to be based on the total bonus amount on the date of the award, irrespective of whether any portion of such bonus is deferred. Bonus awards related to an Employee's year of retirement are not taken into account. If an Employee does not have five years of awards, then a $0 award will be used for each year necessary to make a total of five years.

2.4	Average Total Direct Compensation.

"Average Total Direct Compensation" means the sum of Average Monthly Base Salary plus Average Monthly Incentive Compensation.

2.5	Base Salary.

"Base Salary" means the salary paid by the Corporation for a work week of not more than 40 hours, exclusive of any other compensation.

An Employee's Base Salary for purposes of determining benefits paid under this Plan shall include elective deferrals of Base Salary pursuant to (i) a cash or deferred arrangement under Code Section 401(k) as provided under the Salaried Savings Plan, (ii) an arrangement under Code Section 125 or 132(f)(4); and (iii) under the American Axle & Manufacturing Holdings, Inc. Executive Deferred Compensation Plan.

2.6	Board of Directors.

"Board of Directors" means the Board of Directors of the Corporation.

2.7	Cash Balance Plan.

"Cash Balance Plan" means the American Axle & Manufacturing, Inc. and Affiliated Corporation Salaried Cash Balance Pension Plan.

2.8	Code.

"Code" means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

2.9	Compensation Committee.

"Compensation Committee" means the Compensation Committee of the Board of Directors of the Corporation.

2.10	Corporation.

"Corporation" means American Axle & Manufacturing, Inc.

2.11	Credited Service.

"Credited Service" shall have the same meaning as that term is defined in Section 6.2 of the Salaried Retirement Plan and/or Section 6.1 of the Cash Balance Plan. Notwithstanding any provision of the Plan, the Salaried Retirement Plan or the Cash Balance Plan to the contrary, a Transitioned Employee (as defined in Section 1.35 of the Salaried Retirement Plan) shall receive credit for Credited Service with General Motors Corporation for purposes of determining such an Employee's eligibility for benefits under the Plan, but not for purposes of the amount of an Employee's benefit.

Notwithstanding any provision of this Plan to the contrary, no Employee will be credited with any years of Credited Service for periods following a layoff or leave of absence which commenced prior to the date such Employee attains age 62.

2.12	Disability or Disabled.

"Disability" or "Disabled". An Employee shall be deemed to be suffering from a Disability only if he or she is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the American Axle & Manufacturing, Inc. Disability Plan.

2.13	Employee.

"Employee" means:

(a)
General Definition. “Employee” shall mean a regular employee of the Corporation compensated by salary or by commission or partly by salary and partly by commission who is (i) working in the United States, or (ii) a citizen of or domiciled in the United States and who has been or may hereafter be hired in the United States by the Corporation and who is sent out of the United States by the Corporation to work in foreign operations, and whose services, if discontinued, would be discontinued by recalling said employee to the United States and terminating his or her services in the United States and (iii) a nonresident alien receiving income from the Corporation’s United States payroll.

(b)
Temporary, Part-Time and Flexible Service Employees. The term “Employee” shall not include employees who are classified by the Corporation as (i) Temporary Employees, including per diem employees, (ii) Part-Time Employees, or (iii) Flexible Service Employees.

(c)
Controlled Group Employees. The term “Employee” shall not include employees of affiliated employers; provided, however, that service with any such entity shall, if such an individual later becomes an Employee, be counted under this Plan for eligibility purposes.

(d)
Leased Employees. The term “Employee” shall not include any Leased Employee (within the meaning of Code Section 414(n)) or any individual classified as a Leased Employee by the Corporation. If a Leased Employee later becomes an Employee, service as a Leased Employee shall be counted under this Plan for eligibility purposes.

(e)
Union Employees. The term “Employee” shall not include employees represented by a labor organization who are covered by a collective bargaining agreement so long as retirement benefits are the subject of good faith bargaining and so long as the collective bargaining agreement does not expressly provide for participation in this Plan.

(f)
Directors. The term “Employee” shall not include members of the Board of Directors of American Axle & Manufacturing, Inc., or of any committee appointed by any such Board of Directors, who are not regular employees of the Corporation.

(g)
Independent Contractors. The term “Employee” shall not include an independent contractor or any individual classified as an independent contractor by the Corporation regardless of any later classification or reclassification of any such individual as a common law employee of the Corporation.

2.14	Final Average Compensation

“Final Average Compensation” means the annual average of the Employee’s Base Salary, plus bonuses, from the Corporation for the five consecutive calendar years that results in the highest such average for the Participant. If the Employee has less than 5 full calendar years of employment, only his or her full calendar years of employment shall be used to determine the Employee’s Final Average Compensation.

2.15	Frozen Benefit

“Frozen Benefit” means, in the case of a Non-Grandfathered Participant, his or her accrued benefit under this Plan determined as of December 31, 2006.

2.16	Grandfathered Participant.

The term “Grandfathered Participant” means an individual who (i) is actively employed by the Corporation on December 31, 2006, (ii) is an active Participant in this Plan and in the Salaried Retirement Plan on December 31, 2006, and (iii) if he or she continues in the employ of the Corporation on a full-time basis, will be eligible for Early or Normal Retirement under the Salaried Retirement Plan on or before December 1, 2011.

2.17	Health Care Program.

"Health Care Program" means the American Axle & Manufacturing, Inc. Salaried Health Care Program.

2.18	Joint and Survivor Annuity.

"Joint and Survivor Annuity" means an immediate annuity which provides a reduced benefit for the life of the Employee with a survivor annuity for the life of the Employee's Spouse equal to 65% of the amount of the annuity which is payable during the life of the Employee. Such reduced benefit shall equal the benefit otherwise payable to an Employee under Article IV multiplied by 95%, if the age of the Employee and his or her Spouse is within five years of each other. If an Employee's Spouse is five or more years younger than the Employee, 95% is decreased by 1/2% for each full year over five years that the Spouse is younger than the Employee, and if such Spouse is five or more years older than the Employee, 95% shall be increased by 1/2%, but not to exceed 100%, for each full year over five years that the Spouse is older than the Employee.

2.19	Management Benefits Committee.

"Management Benefits Committee" means the committee appointed pursuant to Section 5.1.

2.20	Non-Grandfathered Participant.

The term “Non-Grandfathered Participant” means any Participant in the Plan who is not a Grandfathered Participant.

2.21	Participant.

“Participant” means an Employee meeting the requirements of Article III.

2.22	Salaried Savings Plan.

“Salaried Savings Plan” means the American Axle and Manufacturing, Inc. Salaried Savings Plan.

2.23	Salaried Retirement Plan.

"Salaried Retirement Plan" means the American Axle & Manufacturing, Inc. Retirement Program for Salaried Employees.

2.24	Specified Employee.

"Specified Employee" means a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof.

2.25	Spouse.

"Spouse" means the legally married husband or wife of an Employee. The legality of the marriage shall be determined pursuant to the laws of the state in which the Employee is domiciled.

ARTICLE III
PARTICIPATION AND ELIGIBILITY

3.1	Participation.

To be eligible for a benefit under this Plan as set forth in Article IV, an Employee must:

(1)	Be Salary Band 16 or above and an active employee of the Corporation or an affiliated entity on his or her date of death, retirement or commencement of his or her Disability.

(2)	Be credited with 10 or more Years of Credited Service; and

(3)	Have attained age 55 at the time of his or her retirement or death or commencement of his or her Disability.

An individual shall not be deemed to be actively employed if he or she is laid off or on a leave of absence.

3.2	Eligibility for Retirement Benefits.

(a) Non-Grandfathered Participant. A Non-Grandfathered Participant shall, upon meeting the requirements set forth in Section 3.1, be eligible for the greater of:

(1) his or her benefit determined pursuant to Section 4.1; or

(2) his or her Frozen Basic Benefit determined pursuant to Section 4.2(a); or

(3) if the Participant shall have attained age 62 at the time of his or her retirement or death or commencement of his or her Disability, his or her Frozen Alternative Benefit determined pursuant to Section 4.2(b).

(b) Grandfathered Participant. A Grandfathered Participant shall (i) not be entitled to a benefit pursuant to Section 4.1, and (ii) not have his or her Basic or Alternative Benefit pursuant to Sections 4.2(a) and (b) frozen. A Grandfathered Participant shall, upon meeting the requirements of Section 3.1, be eligible for the greater of:

(1) his or her Basic Benefit determined pursuant to Section 4.2(a);

(2) if he or she shall have attained age 62 at the time of his or her retirement or death or commencement of his or her Disability, his or her Alternative Benefit      determined pursuant to Section 4.2(b); or

(3) if he or she continues in the employ of the Corporation after December 1, 2011, the greater of his or her benefit under, (i) Section 3.2(b)(1) or (2) determined as of     December 31, 2011, or (ii) Section 4.1 determined as of his or her termination of employment with the Corporation, but with his or her Frozen Benefit being determined as of December 31, 2011.

3.3	Eligibility for Pre-Retirement Surviving Spouse Benefits.

The Spouse of an Employee who is eligible for a benefit who dies before benefit payments begin will be entitled to receive benefit payments in accordance with Section 4.3.

3.4	Determination of Eligibility.

The Management Benefits Committee shall determine each Employee's eligibility for benefits under this Plan.

ARTICLE IV
BENEFITS

4.1	Current Benefit Formula.

In the case of a Non-Grandfathered Participant retiring on or after December 31, 2006, he or she shall receive a benefit equal to 12.5% of his or her Final Average Compensation times the Participant’s years of Credited Service, less the sum of:

(a) The lump sum Actuarial Equivalent Value of his or her benefits payable pursuant to:

(1) the Salaried Retirement Plan;

(2) the Cash Balance Plan;

(3) his or her Frozen Benefit under this Plan; and

    (b) the Participant’s AAM Retirement Contribution Account established pursuant to Section 3.2(b) of the Salaried Savings Plan.

4.2	Prior Benefit Formula.

(a)
Amount of Basic Benefit. The Basic Benefit shall, subject to Section 4.2(b), be a monthly benefit equal to 2% of a Participant’s Average Monthly Base Salary multiplied by his or her years of Credited Service, less the sum of:

(1)	All monthly benefits payable to the eligible Employee under the Salaried Retirement Plan and/or the Cash Balance Plan before reduction for any survivor option, plus

(2)	2% of the eligible Employee's monthly age 65 primary Social Security benefit multiplied by his or her years of Credited Service.

For purposes of calculating Basic Benefits, the following shall apply:

(1)
The monthly age 65 primary Social Security benefit will be determined and applied to the Basic Benefit formula at death or retirement, regardless of the Employee's age at death or retirement and regardless of the Employee's eligibility for Social Security benefits.

(2)
The monthly age 65 primary Social Security benefit will be determined at death or retirement using the maximum monthly Social Security benefit amount payable at age 65 in the year the Employee retires or dies.

(b)	Rules Applicable to Basic Benefits.

(1)
At age 62 and one month, for those retiring prior to age 62 with a Basic Benefit, the Basic Benefit will be redetermined, taking into account the lower non-contributory basic benefit payable under the Salaried Retirement Plan when Temporary Benefits under the Salaried Retirement Plan are reduced or eliminated.

(2)	The "Special" benefit (Part B Medicare reimbursement) paid under the Health Program will not be taken into account in determining any monthly benefit amount payable under Section 4.2(a).

(3)	Post-retirement increases under the Salaried Retirement Plan or the Cash Balance Plan will not reduce any monthly benefit amount payable under this Section 4.2(a).

(4)
Any benefits payable under this Section 4.2(b) to a retiree or eligible surviving spouse will be offset by benefits payable under certain other Corporation-provided programs (e.g., Long-Term Disability Benefits).

(5)
The award or denial of a Social Security disability insurance benefit that affects the monthly amount of benefits payable under the Salaried Retirement Plan will be taken into account in determining any monthly benefit amount payable under this Section 4.2(a).

(c)
Amount of Alternative Benefit. The Alternative Benefit shall, subject to Section 4.2(d), be a monthly benefit equal to 1.5% of a Participant’s Average Total Direct Compensation, multiplied by his or her years of Credited Service, less the sum of:

(1)	All monthly benefits determined under the terms of the Salaried Retirement Plan and/or the Cash Balance Plan before reduction for any survivor option, plus

(2)	100% of the monthly age 65 primary Social Security benefit, plus

(3)	Any benefits payable under certain other Corporation-provided programs (e.g., Extended Disability Benefits).

For purposes of calculating Alternative Benefits, the following shall apply:

(1)	Differing time periods over the last 10 years of employment with the Corporation may be used for the blended calculation of Average Monthly Base Salary and Average Monthly Incentive Compensation.

(2)
The monthly age 65 primary Social Security benefit is the monthly age 65 primary Social Security benefit payable in the year of the Employee's death or retirement, regardless of the Employee's age at such time and regardless of the Employee's eligibility for Social Security benefits.

(3)	The monthly age 65 primary Social Security benefit will not be redetermined for any subsequent Social Security increase.

(d)	Rules Applicable to Alternative Benefits.

(1)	Post-retirement increases under the Salaried Retirement Plan or the Cash Balance Plan will not reduce any monthly benefit amount payable under Section 4.2(c).

(2)	The "Special" Medicare benefit payable under the Health Care Program will not be taken into account in determining any monthly benefit amount payable under Section 4.2(c).

(3)
Benefits payable under Section 4.2(c) are not guaranteed and may be reduced or eliminated at any time, and from time to time, without prior notice by the Compensation Committee, the Management Benefits Committee and the Board of Directors.

(4)
Until age 70, each of the conditions precedent requirements contained in the American Axle & Manufacturing, Inc. Executive Incentive Compensation Program will be applied to the continued eligibility for payment of an Alternative Benefit. Therefore, receipt of Alternative Benefits will cease immediately, effective as of the month immediately following the date of initial violation, upon determination by the Corporation that a retired executive receiving an Alternative Benefit (i) did not refrain from all activity which is competitive with the Corporation, or (ii) acted in a manner inimical or contrary to the best interests of the Corporation. Any Alternative Benefits also may be suspended if the retired executive does not respond to an Annual Questionnaire regarding items (i) and (ii).

4.3	Time and Form of Payment of Benefits.

(a)           Non-Grandfathered Participants. Payments to Non-Grandfathered Participants pursuant to Section 4.1(a) shall commence six months after the date of the Participant’s separation from service and shall be payable in one lump sum payment. If the Participant dies prior to the receipt of all of his or her benefits pursuant to Section 4.1(a), the Spouse will receive a death benefit equal to the amount payable to the Participant. The death benefit shall be payable in one lump sum as soon as practicable after the death of the Participant. If a Participant is not survived by his Spouse his or her benefits will be forfeited.

(b)    Payment of Basic and Alternative Benefits. A Participant, whether a Grandfathered or Non-Grandfathered Participant, entitled to benefits pursuant to Section 4.2(a) or (c), shall have their benefits paid as follows:

(1) Commencement of Benefits. Benefit payments shall commence as soon as practicable after an Employee separates from service with the Corporation; provided,       however, that the portion of a Specified Employee's benefit that was not vested within the meaning of Code Section 409A on December 31, 2004, may not be made before the date which is six months after the date of separation from service.

(2) Single Life Annuity. Except as provided in Section 4.3(b)(3), an Employee entitled to a Basic Benefit or an Alternative Benefit will receive his or her benefit in the form of a single life annuity for the Employee's lifetime.

(3) Automatic Survivor Benefit.

(A) Basic Benefit. An Employee entitled to a Basic Benefit or Alternative Benefit who has a Spouse who is otherwise eligible for survivor benefits under the  Salaried Retirement Plan or the Cash Balance Plan, will receive his or her benefit determined in the form of a Joint and Survivor Annuity.

(B) Alternative Benefit. An Employee who (i) has attained age 62 or such earlier age specified in a special separation program, (ii) has been credited with 10    or more years of Credited Service, and (iii) on the date Alternative Benefits begin, has a Spouse who is otherwise eligible for survivor benefits under the Salaried Retirement Plan or the Cash Balance Plan, will receive his or her benefit in the form of a Joint and Survivor Annuity.

4.4	Pre-Retirement Surviving Spouse Benefit.

(a) The pre-retirement surviving spouse benefit payable pursuant to Section 4.1 to an eligible Spouse shall be equal to the Participant’s benefit calculated pursuant to Section 4.1 and shall be payable in one lump sum payment as soon as administratively practicable following the Participant’s death.

(b) Basic and Alternative Benefits. The pre-retirement surviving spouse benefit payable to the eligible spouse of a Grandfathered or Non-Grandfathered participant pursuant to Sections 4.2(a) or (c) shall equal the amount that the Spouse would have been entitled to receive under the Joint and Survivor Annuity if the Employee had retired with an immediate Joint and Survivor Annuity on the day before his death. In the event that an Employee is eligible for both a Basic Benefit and an Alternative Benefit on his date of death, the Pre-Retirement Surviving Spouse Benefit will equal the Pre-Retirement Surviving Spouse Benefit based on the Employee's Basic Benefit or Alternative Benefit, whichever is greater.

ARTICLE V
ADMINISTRATION

5.1	Management Benefits Committee.

The Compensation Committee shall appoint a Management Benefits Committee for the Plan.

(a)
Appointment and Removal of Management Benefits Committee. The Management Benefits Committee shall consist of three or more individuals appointed by, and serving at the discretion of, the Compensation Committee. A member of the Management Benefits Committee may (i) resign upon 30 days written notice to the Compensation Committee, or (ii) be removed from the Management Benefits Committee at any time at the discretion of the Compensation Committee.

(b)
Decisions by Management Benefits Committee. The Management Benefits Committee shall act by majority vote either at a meeting of the Management Benefits Committee or by written consent. Meetings may be attended telephonically.

(c)	Authority. The Management Benefits Committee shall have the following duties and authority under the Plan.

(1)
Compliance. The Management Benefits Committee shall monitor the performance of the Plan to ensure that the Plan is administered in accordance with its terms and in compliance applicable law or regulation.

(2)
Discretionary Authority. The Management Benefits Committee shall have full and exclusive discretionary authority to determine all questions arising in the administration, application and interpretation of the Plan including the authority to correct any defect or reconcile any inconsistency or ambiguity in the Plan and the authority to determine an Employee's or other individual’s eligibility to receive a benefit from the Plan and the amount of that benefit. The Management Benefits Committee shall determine all Claims appeals as set forth in Section 6.5 of this Plan and shall have the authority to determine all questions of fact relating to such an appeal. Any determination by the Management Benefits Committee pursuant to this Section 5.1(c)(2) or the Claims Procedure shall be binding and conclusive on all parties.

(3)
Plan Amendments. The Management Benefits Committee shall have the authority to make such Plan amendments as are administrative in nature so long as such amendments do not have a material adverse financial impact on the Corporation.

(4)
Adoption of Plan. The Management Benefits Committee may provide for the adoption of the Plan by an affiliated employer pursuant to such terms and conditions as the Management Benefits Committee, in its discretion, may determine. The Management Benefits Committee shall have the right to remove an affiliated employer as a Plan sponsor if, in its discretion, it deems such removal to be appropriate.

5.2	Administrator.

The Corporation shall be the Plan Administrator. The American Axle & Manufacturing, Inc. Corporate Benefits Group shall act on its behalf and perform the duties of the Administrator as set forth herein. The Administrator shall administer the Plan in accordance with all applicable laws and regulations and, except as otherwise expressly provided to the contrary herein, shall have all powers and discretionary authority to carry out that obligation. Specifically, but not by way of limitation, the Administrator shall:

(a)	Procedures and Forms. Establish such administrative procedures and prepare, or cause to be prepared, such forms, as may be necessary or desirable for the proper administration of the Plan;

(b)	Advisors. Retain the services of such consultants and advisors as may be appropriate to the administration of the Plan;

(c)	Claims. Have the discretionary authority to determine all claims filed pursuant to Section 6.2 of this Plan and shall have the authority to determine issues of fact relating to such claim;

(d)	Payment of Benefits. Direct, or establish procedures for, the payment of benefits from the Plan; and

(e)	Plan Records. Maintain, or cause to be maintained, all documents and records necessary or appropriate to the maintenance of the Plan.

5.3	Compensation.

Members of the Management Benefits Committee and the Plan Administrator shall serve without compensation from the Plan for their services as such.

5.4	Agent for Service of Process.

The Administrator shall be the agent for service of process on the Plan. If the Corporation is the Administrator, the agent for service of process on the Corporation shall be the agent for service of process on the Plan.

5.5	Indemnification.

The Corporation shall indemnify each member of the Compensation Committee, the Management Benefits Committee, the Administrator and individuals employed by, and acting on behalf of, the Plan Administrator from and against any and all claims, losses, damages, expenses and liability arising from their acts or failure to act with regard to the Plan and their duties and obligations as set forth herein unless such acts or omissions are judicially determined to be the result of such individual’s gross negligence, willful misconduct or criminal act.

ARTICLE VI
CLAIMS PROCEDURE

6.1	Filing of Claim.
   The Plan Administrator shall provide written notice to any Participant or beneficiary who submits a claim for benefits within 90 days (45 days in case of a disability benefit) of the receipt of the claim, unless special circumstances (which, in the case of disability benefits, must be beyond the control of the Plan) require an extension. The extension shall not exceed 90 days (30 days in case of a disability benefit) beyond the initial 90-day (or 45-day) period. If an extension is necessary, the claimant shall receive a notice, before the initial 90-day (or 45-day) period expires, which explains why the extension is necessary and when a decision on the claim is expected. In the case of a disability benefit, if, prior to the end of the extended review period, the Plan Administrator determines that, due to matters outside the control of the Plan, a decision cannot be rendered within the extension period, the period for making a determination may be extended for an additional 30 days, provided the Plan Administrator notifies the claimant before the expiration of the first extension period of the circumstances requiring the extension and the date the Plan expects to render a decision. In the case of either the first or second extension of the review period, the notice to the claimant must explain the standards on which entitlement to the benefit is based, the unresolved issues that prevent a decision, and the additional information needed to resolve the issues. The claimant shall have 45 days within which to provide the specified information.

6.2	Denial of Claim.

The Plan Administrator shall provide, in a written or electronic notice to all claimants who are denied a claim for benefits, the following information written in a manner calculated to be understood by the claimant:

(a) the specific reason or reasons for denial;

(b) specific reference to pertinent Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(d) an explanation of the Plan's claim review procedures and the time limits applicable to such procedures including a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits;

(e) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review; and, if applicable in the case of a  disability benefit,

(f) the specific rule, guideline, protocol or similar criterion (if any) that was relied on in making the benefit determination, or a statement that the rule, guideline, protocol or      other similar criterion was relied on and will be provided to the claimant free of charge upon request;

(g) if a disability claim, the identity of the medical or vocational experts whose advice was obtained by the Plan Administrator in the process of deciding the claim, regardless of whether the advice was relied upon.

6.3	Appeal.

A claimant whose claim has been denied may request a review of the denial by the Management Benefits Committee by making written application within 90 days (180 days in case of a disability benefit) after the receipt of written notification of a denial of a claim. The claimant may submit written comments, documents, records and other information relating to the claim for benefits.

6.4	Review of Appeal.

The Management Benefits Committee’s decision on review shall take into account all comments, documents, records and other information submitted as part of the request for review, whether or not submitted as part of the initial benefit determination. In the case of a disability benefit, the review of a denied claim shall be conducted by a reviewer, which is neither the individual who made the adverse benefit determination nor a subordinate of that individual. The reviewer shall not give deference to the original adverse determination, and if the claim denial was based in whole or in part on a medical judgment, shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment, but who was not consulted in connection with the original adverse claim determination, or a subordinate of that individual.

6.5	Decision on Appeal.

The decision on review shall be made within 60 days (45 days in case of a disability benefit) after the receipt of a request for review, unless special circumstances require an extension period. The extension shall not exceed 120 days (90 days in case of a disability benefit) from the request for review. If circumstances require an extension, the claimant shall receive a notice before the initial 60-day (or 45-day) period expires, which explains why the extension is necessary and when a decision on review is accepted. The decision on review shall be provided in a written or electronic notice, shall be written in a manner calculated to be understood by the claimant, and in the event of an adverse determination shall include:

(a) the specific reason or reasons for the adverse determination;

(b) specific references to pertinent Plan provisions on which the denial is based;

(c) statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits;

(d) for disability benefits, if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination and that a copy will be provided free of charge to the claimant upon request; and

(e) a statement of the claimant’s right to bring an action under ERISA Section 502(a) and for disability claims, the following statement: “You and your Plan may have other      voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.

ARTICLE VII
MISCELLANEOUS

7.1	No Contract of Employment.

The adoption and maintenance of the Plan shall not be deemed to be a contract between the Corporation and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Corporation or to restrict the right of the Corporation to discharge any person at any time nor shall the Plan be deemed to give the Corporation the right to require any person to remain in the employ of the Corporation or to restrict any person's right to terminate his or her employment at any time.

7.2	Non-Assignability of Benefits.

No Employee or other distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant or beneficiary for the payment of any debt judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant or beneficiary hereunder.

7.3	Withholding.

All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required under any applicable local, state or federal law.

7.4	Amendment and Termination.

(a)
Board of Directors. The Board of Directors shall have the right to amend, in whole or in part, any or all of the provisions of the Plan or to terminate the Plan at any time and without the consent of any other party or person.

(b)
Management Benefits Committee. The Management Benefits Committee shall have the right, at any time, without the consent of any other party or person, to modify or amend any or all of the provisions of the Plan, but only to the extent provided in Section 5.1(c).

(c)	Limitations. Except as provided in Section 4.1(d)(3), no amendment or termination of this Plan shall impair the rights of an Employee to the extent earned as of the date of amendment or termination.

7.5	No Fiduciary Relationship Created.

Nothing contained in this Plan, and no action taken pursuant to its provisions by any party hereto, shall create, nor be construed to create, a fiduciary relationship between the Corporation, the Board of Directors, any officers of the Corporation, the Compensation Committee, the Management Benefits Committee and the Employee or any other person.

7.6	Unsecured General Creditor Status of Employee.

(a)
The payments to a Participant, his or her Beneficiary or any other distributee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Corporation; no person shall have nor acquire any interest in any such assets by virtue of the provisions of this Plan.

(b)
The Corporation's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Employee or other distributee acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation; no such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Corporation.

7.7	Severability.

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

7.8	Governing Laws.

All provisions of the Plan shall be construed in accordance with the laws of Michigan except to the extent preempted by federal law.

7.9	Binding Effect.

This Plan shall be binding on each Participant and his or her heirs and legal representatives and on the Corporation and its successors and assigns.

7.10	Number and Gender.

Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

7.11	Headings.

The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

7.12	Entire Agreement.

This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

IN WITNESS WHEREOF, the Corporation has adopted this amended and restated Plan on the 22nd day of December  2006.

AMERICAN AXLE & MANUFACTURING, INC.

By:  /s/ John E. Jerge

Its:  Vice President, Human Resources

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